SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into as of the 15th day of November, 2013, by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Sublandlord”), and ABACUS TECHNOLOGY CORPORATION, a Delaware corporation (“Subtenant”).

W I T N E S S E T H:

WHEREAS, by that certain Office Lease Agreement dated as of April 27, 2007, as amended by Amendment No. 1 to Lease dated as of August 25, 2008, Amendment No. 2 to Lease dated as of February 17, 2009, and Amendment No. 3 to Lease dated as of April 8, 2010 (collectively and together with any other amendments thereto, the “Prime Lease”), Wisconsin Place Office LLC (“Landlord”) leases to Sublandlord certain premises (the “Master Premises”) in the building known as Wisconsin Place and located at 5404 Wisconsin Avenue, Chevy Chase, Maryland (the “Building”); and

WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, a portion of the Master Premises consisting of approximately 16,220 square feet of rentable area of the eleventh (11th) floor of the Building, in the space identified as “Tenant #1” on Exhibit A hereto (hereinafter referred to as the “Subleased Premises”), all upon the terms and subject to the conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.Demise; Use. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Subleased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for general office use and for no other purpose.
2.Term; Sublease Year; Termination Option.
(a) The “Effective Date” of the Sublease shall be the date upon which the last of the following occurs: (i) each of Subtenant and Sublandlord have executed and delivered this Sublease and (ii) Landlord has delivered its consent to this Sublease, as required under Section 23 hereof.
(b) The term of this Sublease shall commence on the May 1, 2014 (the “Commencement Date”), and unless sooner terminated pursuant to the provisions hereof, shall terminate on May 25, 2024 or any earlier date as of which the Prime Lease may be terminated.
(c) Early Entry.
(i) As soon as practicable following the Effective Date, Sublandlord shall permit Subtenant and its contractors to enter the Subleased Premises for the exclusive purpose of measuring the Subleased Premises and performing other planning activities that are necessary as a precursor to the Subtenant Work (as hereinafter defined). The scheduling and coordination of Subtenant’s contractors will be subject to regulation by Sublandlord to avoid interferences with labor employed by Sublandlord.
(ii) Upon written request from Subtenant delivered after completion of the Sublandlord Work, Sublandlord may elect (which election must be in writing), in its sole discretion, to permit Subtenant and its contractors and workmen to enter the Sublease Premises for the exclusive purposes of coordinating and performing the Subtenant Work (as hereinafter defined) and relocating its services and equipment within the Subleased Premises. The license permitted under this subsection (ii) shall be subject to (A) Subtenant’s providing Sublandlord with evidence of commercial general liability insurance in amounts reasonably required by Sublandlord, the requirements of subsection (iii) below, and such other terms and conditions as Sublandlord may impose in its sole discretion.
(iii) The licenses to enter prior to the Commencement Date (but after the Effective Date) set forth in subparagraphs (i) and (ii) above, however, are conditioned upon Subtenant’s contractors working in harmony and not interfering with the labor employed by Sublandlord. Any such entry before the Commencement Date shall be subject to all terms of this Sublease, except the covenant to pay Base Rent; provided, that no such early entry shall be deemed to constitute occupancy by Subtenant or change the Commencement Date. Subtenant shall indemnify and hold harmless Sublandlord, Sublandlord’s affiliates, and any of their respective agents, employees, licensees, servants, invitees, or contractors from any damage to the Building, the Subleased Premises or any persons caused by Subtenant or Subtenant’s agents, employees, licensees, servants, invitees, or contractors during such period of early entry or otherwise in connection with the Subtenant Work.
(d) Subtenant shall have a one-time right to terminate the Lease (the “Termination Option”) on the last day of the sixtieth (60th) full calendar month following the Commencement Date (the “Termination Date”) by providing Sublandlord with written notice of its election to exercise the Termination Option no later than ten (10) months prior to the Termination Date; provided, however, that (i) both as of the date Subtenant delivers the aforesaid notice and as of the Termination Date no Event of Default has occurred, and (ii) Subtenant delivers the Termination Fee (as hereinafter defined) to Sublandlord on or before that date that is twenty (20) days following Sublandlord’s delivery to Subtenant of Sublandlord’s calculation of the Termination Fee. Time is of the essence with respect to the foregoing. The term “Termination Fee” shall mean the amount equal to the then unamortized portion of the Leasing Costs (as hereinafter defined) with (for purposes of such calculation) such costs being amortized in equal monthly installments over the period commencing on the Commencement Date and expiring on May 25, 2024 at three percent (3%) per annum simple interest. The term “Leasing Cost” shall include the amount of all Base Rent abated pursuant to Section 3(c), all costs incurred by Sublandlord in connection with any alterations to the Subleased Premises other than the Subtenant Work, the Sublandlord’s Contribution, and all brokerage and/or leasing commissions associated with this Sublease. If Sublandlord and Subtenant amend this Sublease in the future, the Leasing Costs shall be appropriately adjusted. Notwithstanding the foregoing, the term Leasing Cost shall not include those costs incurred by Sublandlord solely in connection with the Sublandlord Work. The Termination Option is personal to Subtenant, may not be exercised by any other party, and shall become null and void upon the occurrence of an assignment of the Sublease or a sublet of all or a part of the Subleased Premises.
3.Base Rent.
(a) Subtenant shall pay to Sublandlord base rental (“Base Rent”) for the Subleased Premises as follows:

Period	Annual Base Rent per Rentable Square Foot
5/1/14 – 4/30/15	$45.00
5/1/15 – 4/30/16	$46.13
5/1/16 – 4/30/17	$47.28
5/1/17 – 4/30/18	$48.46
5/1/18 – 4/30/19	$49.67
5/1/19 – 4/30/20	$50.91
5/1/20 – 4/30/21	$52.19
5/1/21 – 4/30/22	$53.49
5/1/22 – 4/30/23	$54.83
5/1/23 – 4/30/24	$56.20
5/1/24 – 5/25/24	$57.60

Base Rent shall be due and payable in equal monthly installments. Except as provided in Section 3(c) below, each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Base Rent for such month shall be prorated; prorated Base Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences. Concurrently with its execution of this Sublease, Subtenant shall pay to Sublandlord the installment of Base Rent due for the first full calendar month within the term of this Sublease following the abatement period described in Section 3(c) below, which sum is $60,825.00.

(b) All Base Rent and additional rent shall be paid without any notice, setoff or deduction whatsoever, and shall be paid to Sublandlord at its address set forth in Section 15 below or at such other place as Sublandlord may designate by notice to Subtenant.

(c) Notwithstanding anything to the contrary set forth above, so long as no Event of Default has occurred, Base Rent payable by Subtenant to Sublandlord as provided above shall be abated with respect to the period commencing on the Commencement Date and expiring on January 31, 2015 (the “Rent Abatement Period”).

(d) Sublandlord and Subtenant stipulate that the rentable square footage of the Subleased Premises shall be 16,220 for all purposes of this Sublease and, notwithstanding any provision of the Prime Lease to the contrary, shall not be subject to remeasurement.

4.Additional Rent; Payments; Interest.

(a) In addition to the Base Rent described above, commencing on January 1, 2015, Subtenant shall pay to Sublandlord, as additional rent, Operating Expenses and Real Estate Taxes with respect to the Subleased Premises in accordance with the provisions of the Prime Lease; provided, however, that Subtenant shall be liable only for increases in Operating Expenses and Real Estate Taxes above a calendar year 2014 base year, as shown on the statement submitted by Landlord to Sublandlord for calendar year 2014 and each calendar year thereafter, which statements shall be submitted by Sublandlord to Subtenant, along with a computation of Subtenant’s share of any such increase. Subtenant’s share of increases in the Operating Expenses and Real Estate Taxes shall be determined in accordance with Section 4.1(b) of the Prime Lease, except that the term “Premises” as used therein shall be deemed to refer to the Subleased Premises. Sublandlord estimates, as of the date of this Sublease, that Subtenant shall be responsible for 12.03% of Sublandlord’s share of increases in Operating Expenses and Real Estate Taxes.

(b) Subtenant shall pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease to the extent attributable to the Subleased Premises (as distinguished from the Master Premises generally) or attributable to Subtenant, its agents, employees, customers or invitees. By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Subleased Premises at times in addition to those certain times specified in the Prime Lease, charges by Landlord for supplemental heating, ventilating and air conditioning equipment or the use thereof, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Subleased Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Section 4(b).

(c) Each amount due pursuant to Section 4(a) and 4(b) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the tenth day following the date on which Landlord or Sublandlord has given notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.

(d) All amounts other than Base Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease. All past due installments of Base Rent and additional rent shall bear interest from the date due until paid at the rate per annum that is applicable to late payments pursuant to the Prime Lease, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. All past due installments of Base Rent and additional rent shall be subject to the same late charges as are applicable to late payments under the Prime Lease.

(e) Subtenant shall pay directly to Landlord on or before the applicable due dates for all services requested by Subtenant that are billed by Landlord directly to Subtenant rather than through Sublandlord.

5.	Condition of Subleased Premises; Sublandlord Work; Subtenant Work.

(a) Subtenant accepts the Subleased Premises in their current “as-is” condition; provided, however, that prior to the Commencement Date, Sublandlord, at its cost, will (collectively, the “Sublandlord Work”) (i) build-out the cross-hatched area shown on Exhibit B attached hereto (“Corridor Improvement Area”) as necessary to convert the eleventh (11th) floor of the Building from a single tenant floor to a multiple tenant floor, as shown on Exhibit B, substantially in accordance with the specifications shown on Exhibits B and B-1 attached hereto, and (ii) finishing of the demising walls to be installed in the Corridor Improvement Area that face the Subleased Premises and repairs/paint to certain walls within the Subleased Premises substantially in accordance with the specifications shown on Exhibits B and B-1 attached hereto.

(b) Subtenant, at its sole cost and expense (subject to Landlord’s Contribution), shall be responsible for the full performance of the Subtenant Work described on Exhibit C attached hereto and made a part hereof. Upon the substantial completion of the Subtenant Work, Subtenant shall deliver to Sublandlord complete “as built” computer aided design files for the Subleased Premises.

(c) Subtenant’s taking possession of the Subleased Premises shall be conclusive evidence as against Subtenant that the Subleased Premises were in good order and satisfactory condition when Subtenant took possession. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Subleased Premises in at least as good condition as at the commencement of the term hereof, ordinary wear and tear excepted. Notwithstanding the foregoing, if Subtenant takes possession of the Subleased Premises prior to the substantial completion of the Sublandlord Work, then Landlord shall remain obligated to complete any Punch List Work. “Punch List Work” shall mean minor adjustments or repairs to the Sublandlord Work and/or items of incomplete Sublandlord Work that do not prevent the Subtenant from occupying the Subleased Premises for the normal conduct of its business. If the Sublandlord Work is not substantially complete by the Commencement Date such that Subtenant is not able to occupy the Subleased Premises for the normal conduct of its business, then the expiration of the Rent Abatement Period provided for in Section 3(c) shall be extended by the number of days that Subtenant is unable to occupy the Subleased Premises for the normal conduct of its business due to a delay in the substantial completion of the Sublandlord Work. For example, if due to the Sublandlord Work not being substantially complete, Subtenant were unable to occupy the Subleased Premises for the normal conduct of its business until May 6, 2014 (five (5) days after the Commencement Date), then the Rent Abatement Period would then expire on February 5, 2015.

(d) Upon substantial completion of the Sublandlord Work, Sublandlord or its representative shall prepare a detailed list of Punch List Work to be corrected; and Sublandlord shall deliver a copy of the detailed punch list to Subtenant at its address for notices in this Sublease. Sublandlord and Subtenant shall schedule a Punch List Work walk through at which Sublandlord or its representative and Subtenant or its representative shall be present to discuss the list of Punch List Work. All Punch List Work shall be completed promptly following the Punch List Work walk through.

6.The Prime Lease.

(a) This Sublease and all rights of Subtenant hereunder and with respect to the Subleased Premises are subject and subordinate to the terms, conditions and provisions of the Prime Lease. Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except:

(i) for the payment of Base Rent, Operating Expenses, and Real Estate Taxes in amounts other than as set forth in this Sublease;

(ii) that Subtenant shall not have any obligation or right to construct or install leasehold improvements except as may be expressly provided herein; and

(iii) that the following provisions of the Prime Lease do not apply to this Sublease: (A) any provisions in the Prime Lease allowing or purporting to allow Sublandlord any rent concessions or abatements or construction allowances, (B) any provisions of the Prime Lease granting Sublandlord any expansion options, renewal options, termination options, or rights of first offer or first refusal, and (C) any provisions in the Prime Lease that relate solely to the portion of the Master Premises that does not include the Subleased Premises or any other rights granted to Subtenant hereunder.

(b) Without limitation of the foregoing:

(i) Subtenant shall not make any changes, alterations or additions in or to the Subleased Premises, except the Subtenant Work or as otherwise expressly provided herein, without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned, or delayed;

(ii) If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord. Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent;

(iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the Master Premises shall inure to the benefit of Sublandlord and its agents and representatives with respect to the Subleased Premises;

(iv) Sublandlord shall also have all other rights, privileges, options, reservations and remedies granted or allowed to or held by Landlord under the Prime Lease;

(v) With respect to the insurance required to be maintained under clause (2) of Section 13.3(a) of the Prime Lease, Subtenant’s obligations shall be limited to maintaining all-risk property insurance for the full replacement value of the Furniture and Subtenant’s fixtures and personal property located within the Subleased Premises (“Subtenant’s Property Insurance”). Subtenant shall otherwise maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease. All policies of liability insurance shall name as additional insureds Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them. All policies of insurance maintained by Subtenant in connection with this Sublease or the Subleased Premises will be written as primary policy coverage and not contributing to or in excess of any coverage which Landlord and/or Sublandlord may carry. Upon the earlier of the Commencement Date or Subtenant’s entry into the Subleased Premises to perform the Subtenant Work and thereafter not later than thirty (30) days before any scheduled date of expiration of such insurance, Subtenant shall furnish Sublandlord with certificates of insurance evidencing that Subtenant is carrying the insurance required to be carried by Subtenant hereunder. If Sublandlord elects to reconstruct the Subleased Premises following a casualty in accordance with the Prime Lease, Subtenant shall use any available proceeds of Subtenant’s Property Insurance to reconstruct, repair, and replace Subtenant’s fixtures and personal property located within the Subleased Premises;

(vi) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated; and

(vii) Sublandlord shall promptly deliver to Subtenant any notice of default received by Sublandlord from Landlord; and Subtenant shall promptly deliver to Sublandlord any notice of default received by Subtenant from Landlord.

(c) Notwithstanding anything contained herein or in the Prime Lease that may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i) Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Subleased Premises or any part thereof, without the prior written consent of Landlord and Sublandlord (which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed);

(ii) Neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the Master Premises or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Subleased Premises on account of such event;

(iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the Master Premises or the Subleased Premises;

(iv) Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space; and

(v) Subject to Section 6(a) above, as between Sublandlord and Subtenant, in the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.

(d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord (including taking such reasonable actions as may necessary to enforce Sublandlord’s rights under the Prime Lease), at no expense to Sublandlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease.

(e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.

7.Default by Subtenant.

(a) Upon the happening of any of the following (each, an “Event of Default”):

(i) Subtenant fails to pay any Base Rent within five (5) days after written notice to Subtenant; provided, however, that Sublandlord shall only be required to provide written notice of such failure to pay Base Rent when due two (2) times in any eighteen (18) month period and on the third time in such eighteen (18) month period that an installment of Base Rent remains unpaid when due, it shall be an Event of Default without notice;

(ii) Subtenant fails to pay any other amount when due from Subtenant hereunder and such failure continues for five (5) days after written notice thereof from Sublandlord to Subtenant;

(iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for fifteen (15) days after written notice thereof from Sublandlord to Subtenant; however, if such failure is not capable of being cured within such fifteen (15) day period, then provided that Subtenant commences curative action within such fifteen (15) day period and proceeds diligently and in good faith thereafter to cure such failure, such cure period shall be extended for the period necessary to complete such cure, but not to exceed sixty (60) days; or

(iv) any other event occurs which involves Subtenant or the Subleased Premises and which would constitute a default under the Prime Lease if it involved Sublandlord or the Master Premises;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may, without limitation of any other rights and remedies available to it hereunder or at law or in equity and exercise any and all other rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.

(b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and reasonable attorneys’ fees incurred by Sublandlord in connection therewith, together with interest on all of the foregoing at the rate specified in Section 4(d) above as applicable to late payments of rent, shall be due as additional rent hereunder.

8.Nonwaiver. Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.
9.Cumulative Rights and Remedies. All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.
10.Indemnity. Subtenant agrees to indemnify, defend and hold harmless Landlord, Sublandlord and the managing agent of the Building and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising from Subtenant’s occupancy of the Subleased Premises, Subtenant’s construction of any leasehold improvements in the Subleased Premises, any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed by it under this Sublease or pursuant to the terms of this Sublease, or any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Subleased Premises, except to the extent that such claims, demands, costs and expenses arise from the gross negligence or willful misconduct of Sublandlord. Sublandlord agrees to indemnify, defend and hold harmless Subtenant and its officers, directors, partners, agents and employees from and against any and all claims, demands, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising from any breach or default on the part of Sublandlord in the performance of any agreement or covenant of Sublandlord to be performed or performed by it under this Sublease or pursuant to the terms of this Sublease. In case any such proceeding is brought against any of said indemnified parties, the indemnifying party covenants, if requested by an indemnified party, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to the indemnified party.
11.Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waives any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees, for any loss or damage that may occur to the Subleased Premises or the Master Premises, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against (or required by the Prime Lease or this Sublease to be insured against) under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law.
12.Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, excepting only Larsen Commercial Real Estate Services, Inc. and Transwestern Commercial Services, whose commissions shall be paid by Sublandlord pursuant to the terms of a separate written agreement, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.
13.Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.
14.Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Subleased Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.
15.Notices. Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Sublandlord:

CapitalSource Finance LLC
5404 Wisconsin Avenue
Second Floor
Chevy Chase, MD 20815
Attn: General Counsel

If to Subtenant prior to the Commencement Date:

Abacus Technology Corporation
5454 Wisconsin Avenue
Suite 1100
Chevy Chase, MD 20815
Attn: Dennis J. Yee, President

If to Subtenant from and after the Commencement Date:

Abacus Technology Corporation
5404 Wisconsin Avenue
Chevy Chase, MD 20815
Attn: Dennis J. Yee, President

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving written notice to the other party.

Subtenant may contact Jevell Branch (301/841-2758), or such other party designated from time to time by Sublandlord, with respect to requests related to the daily management of the Subleased Premises; provided, however, that (i) such party may not bind Sublandlord, and (ii) any notices or requests required pursuant to this Sublease shall not be deemed given or effective unless delivered to Sublandlord at its address for notices above.

16.Authority, etc. Each party represents and warrants to the other that this Sublease has been duly authorized, executed and delivered by and on behalf of such party and constitutes its valid, enforceable and binding agreement.
17.Security Deposit.

(a) Concurrently with its execution of this Sublease, Subtenant shall deposit with Sublandlord One Hundred Twenty-One Thousand Six Hundred Fifty and No/100 Dollars ($121,650.00) as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If an Event of Default has occurred (which default shall include, but shall not be limited to, the provisions relating to the payment of rent), Sublandlord may use, apply or retain all or any part of said security deposit for the payment of any rent and any other sum in default, or for the payment of any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default (which may include making a partial draw upon any Letter of Credit provided by Subtenant pursuant to Section 17(b) hereof). If any portion of said security deposit is so used or applied, Subtenant shall, within five (5) days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the security deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Except to the extent required by law, Sublandlord shall not be required to keep said security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any security deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, said security deposit or any balance thereof shall be returned to Subtenant (or, at Sublandlord’s option, to the last assignee of Subtenant’s interest hereunder) within forty-five (45) days after the expiration of the term and Subtenant’s vacation of the Subleased Premises. Nothing herein shall be construed to limit the amount of damages recoverable by Sublandlord or any other remedy to the security deposit.

(b) At Subtenant’s election, the security deposit may take the form either of cash or of an unconditional, irrevocable letter of credit (the “Letter of Credit”) from a U.S. banking institution reasonably acceptable to Sublandlord, insured by a federal insurance agency (“Issuer”). The Letter of Credit shall (i) meet the requirements of the “Uniform Customs and Practice for Documentary Credits,” ICC No. 500 (1993 Edition), (ii) name Sublandlord as beneficiary, (iii) be in the amount of the security deposit required hereunder, (iv) be payable in full or partial draws against Sublandlord’s sight draft, (v) include an “evergreen” provision which provides that the Letter of Credit shall be renewed automatically on an annual basis unless the Issuer delivers thirty (30) days prior written notice of cancellation to Sublandlord, (vi) have an initial expiration date no earlier than one year from the date of issue, and (vii) otherwise be in form and substance satisfactory to Sublandlord. In the event the Letter of Credit is ever not renewed when required hereunder, Sublandlord shall have the right to draw upon the Letter of Credit and hold the proceeds thereof as a cash security deposit. Provided that Subtenant is not then in default of any of its obligations hereunder and no act, omission, fact, circumstance, condition or event that with the giving of notice or the passage of time or both would constitute a default hereunder exists, Sublandlord shall return the Letter of Credit to Subtenant within forty-five (45) days after the expiration of this Sublease and Subtenant’s vacation of the Subleased Premises.

18.Parking. During the term of this Sublease, Subtenant shall have the right to purchase two (2) monthly parking permits in the Building’s parking garage for each 1,000 square feet of rentable area in the Subleased Premises, upon the terms and conditions set forth in Article XXIV of the Prime Lease. Sublandlord shall, at no additional cost, expense or liability to Sublandlord, use commercially reasonable efforts to assist Subtenant in procuring parking vouchers at prevailing rates for the use of the Building’s parking garage by Subtenant’s invitees. Subtenant shall coordinate payment, parking permits, and parking vouchers directly with Landlord or the operator of the Building’s parking garage.
19.Furniture; Telephone and Data.
(a) Throughout the term of this Sublease, Subtenant shall be permitted to use the furniture located in the Subleased Premises on the date of this Sublease and listed on Exhibit D attached hereto (the “Furniture”) at no additional charge to Subtenant. The Furniture is provided in its “as-is” condition upon delivery of the Subleased Premises. Subtenant shall maintain the Furniture in good condition and repair, ordinary wear and tear excepted, and shall leave the Furniture in the Subleased Premises upon the expiration or earlier termination of this Sublease. Sublandlord shall have no liability for moving the Furniture or any of Subtenant’s own personal property.
(b) Sublandlord may remove any and all telephone and data equipment that is located in the Subleased Premises as of the Effective Date. The data and phone cabling located in the Subleased Premises is provided in its “as-is” condition upon delivery of the Subleased Premises. Subtenant may install its own data and phone cabling in the Subleased Premises as part of the Subtenant Work. Subtenant shall (i) coordinate its installation of the data and phone cabling to avoid interferences with labor employed by Sublandlord, (ii) coordinate its installation of, and maintain during the term of this Sublease, the data and phone cabling in order to avoid interference with the existing data and phone cabling and the use thereof by Sublandlord and other tenants and subtenants of the Building.
(c) At Sublandlord’s option, Subtenant shall remove, at Subtenant’s sole cost and expense, all cabling and equipment installed by or on behalf of Subtenant from the Risers by no later than the expiration or earlier termination of this Sublease. If Subtenant is unable (after using reasonable good faith efforts or because Subtenant continues to use and occupy the Subleased Premises until sufficiently late in the term of this Sublease that the removal cannot reasonably be completed by the last day of the term of this Sublease) to remove such equipment prior to the expiration or earlier termination of this Lease, Subtenant shall pay to Sublandlord, prior to such expiration or earlier termination of the Sublease, an amount reasonably estimated by Sublandlord for the cost of such removal (and Sublandlord shall be entitled to withhold such amount from the Security Deposit if Subtenant’s failure to pay such amount prior to the expiration or earlier termination of this Sublease). All damages and injury to the Risers, the Subleased Premises, the Master Premises, or the Building caused by such removal (except for any negligence on the party of Sublandlord’s contractors, if applicable) shall be repaired by Subtenant, at Subtenant’s sole expense and in a manner approved by Sublandlord. If the Sublease terminates contemporaneously with the term of the Prime Lease, Subtenant may negotiate with Landlord to obtain Landlord’s consent to Subtenant’s cabling and equipment remaining in the Subleased Premises and the Risers; provided, however, (i) that Subtenant shall indemnify and hold Sublandlord harmless from any cost or expense related to such cabling and equipment or such negotiations with Landlord, and (ii) if such consent is not obtained from Landlord, then Subtenant shall immediately remove such cabling and equipment in accordance with this subsection (c) and all other provisions of this Sublease.
20.Signs. Subject to Landlord’s approval, Subtenant, at its sole expense, (i) may install one (1) Building-standard suite entry sign at the main entrance to the Subleased Premises, and (ii) shall be entitled to one (1) listing on the Building directory in the main lobby of the Building.
21.Modifications. Sublandlord shall not amend the Prime Lease with respect to any provision that would affect Subtenant’s rights or obligations hereunder without the Subtenant’s prior written consent.
22.No Breach of Prime Lease. Sublandlord shall not do or permit to be done any act which may constitute a breach or violation of any term, covenant or condition of the Prime Lease and which is not cured within any cure period granted under the Prime Lease.
23.Consent of Landlord. The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon Landlord consenting hereto by executing and delivering a separate instrument signifying its consent. In the event Landlord’s consent is not obtained within thirty (30) days after the date hereof, this Sublease shall be null and void, and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Subleased Premises.
24.Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord, and no lease, sublease or obligation of Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 23 above.
25.Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Prime Lease.
[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

ATTEST/WITNESS:	Sublandlord: CAPITALSOURCE FINANCE LLC
By: __/s/_Sima Parsa_______________	By: __/s/___John Bogler_________________ Its: __ CFO__________________________
Subtenant: ABACUS TECHNOLOGY CORPORATION
By: ___/s/ Jane C. Cross ___________	By: __/s/ Dennis J. Yee_______________ Its: ___President_____________________

EXHIBIT A

Subleased Premises

{see attached}

EXHIBIT B

Sublandlord Improvements

{see attached}

EXHIBIT B-1

Notes to Sublandlord Improvement Drawing

The following notes correspond to the numbers on the drawing in Exhibit B hereinabove:

1.     Existing glass double door and hardware to be relocated at Subtenant suite entry.

2.	Existing glass double and hardware to be removed and saved for new potential tenant reuse. Door shall be removed from current location to provide free egress for all tenants to access the stairwells.
3.     All finishes to remain throughout the Subleased Premises.
4.     All subtenant demising walls to be slab to slab sound insulated.

Additional terms related to the drawing in Exhibit B hereinabove:

•	All work shall be done in the quality and finishes as performed by Sublandlord for the Danac Inc. (subtenant on Floor 3).

•	Installation of drywall, taped, blocked, skimmed and painted with a baseboard. Demising Wall to be slab to slab and sound insulated where drywall is used (not where glass is used).

•	All new walls shall be constructed and finished (including molding and painting) in the same manner as was performed on the 3rd floor.

•
Two (2) additional glass side panels shall be installed (one on each side of glass entry door) such that entire entrance to reception area shall be glass (approximately 37” side panels) in same manner as was done for subtenant on Floor 3.

•	Further, existing side corridor glass doors and hardware shall be re-used at either end of the new general corridor.

•
The parties acknowledge that the existing wall which will become the demising wall of the Subleased Premises is currently comprised of the following:  when facing the reception area, to the left of the reception area the wall is drywall with glass doors and to the right of the reception area it is drywall and glass offices and cubicles.  Notwithstanding anything contained in this Sublease to the contrary, to the extent possible, subject to the Landlord’s consent and applicable building code, the existing drywall and glass door will be relocated to the end of the corridor, the double glass doors at the elevator lobby will be relocated to the entrance to the Subleased Premises, the glass offices will be moved to the extent necessary to be used as part of the demising wall with the remainder to be drywall.  Further, Sublandlord will install locks on all demising wall glass and wood doors; glass doors to be locked with magnetic locks similar to currently existing exterior door lock (except for upgraded glass door and lock mentioned above which lock is at Subtenant's expense).  Sublandlord will provide Subtenant with Corridor Improvement Area construction plans for its review prior to the plans being submitted to Landlord for approval; provided, however, that any material alterations or revisions to the Corridor Improvement Area construction plans (including any resulting modifications to the scope of the Sublandlord Work) requested by Subtenant shall be subject to Sublandlord’s reasonable approval and, unless such revisions are merely to correct manifest errors, shall be at Subtenant’s sole cost and expense.

Repairs to offices where whiteboards are removed by Sublandlord:

•
In offices where Sublandlord removes whiteboards from the Subleased Premises, Sublandlord will, as part of Sublandlord Work, in each such office, patch the holes, repair the wall and paint the wall on which the whiteboard was hung to match the remainder of the office walls, or, if unable to match the paint, shall repaint the entire office.

EXHIBIT C

Subtenant Work
ARTICLE 1
DEFINITIONS
The terms defined in Article 1 of this Exhibit C, for all purposes of this Exhibit C, shall have the meanings herein specified, and, in addition to the terms defined herein, the definitions in the Sublease shall also apply to this Exhibit C.
1.01. “Architectural Plans” shall mean full and complete, accurate architectural working drawings and specifications for the Subtenant Work (as defined below), including, as applicable, all architectural dimension plans showing wall layouts, wall and door locations, power and telephone locations and reflected ceiling plans, and other elevations, details, specifications and schedules, which comply with all applicable building codes and are prepared by Subtenant’s Architect according to accepted standards of The American Institute of Architects (“AIA”).
1.02. “Completion of the Subtenant Work” shall mean the following state: (i) the Subtenant Work has been completed in accordance with the requirements of the Plans and Subtenant’s General Contractor’s contracts, (ii) all necessary inspections and other acts generally performed by contractors in Montgomery County, Maryland have been performed to enable a tenant to obtain all approvals necessary to occupy the Subleased Premises, and (iii) a certificate of occupancy for the Subleased Premises has been issued with no exceptions or requirements, if required.
1.03.    “MEP Plans” shall mean the mechanical, electrical, plumbing and/or fire protection and life safety plans, including related working and shop drawings, schedules and specifications, for construction and installation of the Subtenant Work, which are prepared by Subtenant’s MEP Engineers in accordance and compliance with all applicable building, mechanical, plumbing, electrical, fire protection and life safety codes and the requirements of each authority having jurisdiction over or with respect to such plans, schedules and specifications, and are complete, accurate, consistent and fully coordinated with, and implement and carry out, the Architectural Plans.
1.04. “Plans” shall mean the Architectural Plans, the MEP Plans, and if applicable, the Structural Plans.
1.05. “Structural Plans” shall mean structural plans, schedules and specifications, if any, for the Subtenant Work, which are prepared by Subtenant’s Structural Engineers in accordance and in compliance with the requirements of each authority having jurisdiction over or with respect to such plans, schedules and specifications, and are complete, accurate, consistent and fully coordinated with, and implement and carry out, the Architectural Plans.
1.06. “Sublandlord’s Contribution” shall have the meaning set forth in Section 4.01 of this Exhibit C.
1.07. “Subtenant’s Architect” shall mean the reputable, properly licensed architect engaged by Subtenant and reasonably approved by Sublandlord to prepare the Architectural Plans.
1.08. “Subtenant’s General Contractor” shall mean the reputable duly licensed contractor selected by Subtenant and reasonably approved by Sublandlord and engaged by Subtenant to supervise the performance of the Subtenant Work.
1.09. “Subtenant’s MEP Engineers” shall mean the reputable, duly licensed engineers designated by Subtenant (and reasonably acceptable to Sublandlord) and engaged by Subtenant to prepare the MEP Plans.
1.10. “Subtenant’s Structural Engineers” shall mean the reputable, duly licensed engineers designated by Subtenant (and reasonably acceptable to Sublandlord) and engaged by Subtenant to prepare the Structural Plans.
1.11. “Subtenant Work” shall mean all work Subtenant intends to perform within the Subleased Premises in accordance with the Plans, subject to Sublandlord’s approval, as provided in this Exhibit C.
ARTICLE 2
PREPARATION AND APPROVAL OF PLANS
2.01. The Subtenant Work shall be performed in accordance with the provisions of this Exhibit C. Upon Subtenant’s request, Sublandlord will furnish Subtenant a copy of any building plans and any “as built” plans and drawings pertaining to the Subleased Premises that are in Sublandlord’s possession or control to assist Subtenant in preparing the Plans. Sublandlord does not warrant the accuracy of such building plans, and Sublandlord shall not have any liability to Subtenant, or anyone claiming through Subtenant, as a result of any use of such building plans. Subtenant shall perform a field verification to independently determine the specifications and dimensions of the Subleased Premises.
2.02. Within ten (10) business days after Sublandlord’s receipt of the Plans or other information requiring Sublandlord’s approval pursuant to this Exhibit C, Sublandlord shall provide Subtenant with Sublandlord’s notice of approval or disapproval of the same. Any notice of disapproval delivered by Sublandlord to Subtenant shall set forth with reasonable particularity the reasons for such disapproval. Dennis J. Yee shall manage the construction process on behalf of Subtenant. Subtenant shall reimburse Sublandlord for (i) any amounts charged to Sublandlord or due from Sublandlord under the Prime Lease in connection with the Subtenant Work, and (ii) any and all other out of pocket expenses incurred by Sublandlord (including, without limitation, the fees and costs of engineers, consultants, and attorneys) in connection with the Subtenant Work.
2.03. Subtenant shall complete the Subtenant Work in accordance with the Plans which have been approved by Sublandlord. If Subtenant desires to install or construct any Subtenant Work other than in accordance with final working and final shop drawings that Sublandlord has approved, each such proposed change must receive the prior written approval of Sublandlord (which approval shall not be unreasonably withheld, conditioned or delayed, and with respect to which Sublandlord shall provide Subtenant written notice of approval or disapproval within ten (10) business days of Sublandlord’s receipt of Subtenant’s written request for approval), and in the event of Sublandlord’s approval of any proposed change to final working or final shop drawings, Subtenant, upon completion of the installation and construction of the Subtenant Work to which such change pertains, shall furnish Sublandlord with accurate “as built” plans and drawings of such Subtenant Work as constructed and/or installed if Subtenant has made alterations to, or installed new, walls, ductwork, electrical lines or systems, or plumbing lines or systems.
2.04. Under no circumstances will Subtenant, or any person acting on behalf or for Subtenant, alter or modify or in any manner disturb any system or installation of the Building, including, but not limited to, Base Building plumbing system, Base Building electrical system, Base Building heating, ventilating, and air conditioning systems, Base Building fire protection and life safety systems, Base Building maintenance systems, Base Building structural systems, elevators, located within the central core or other public areas of the Building without Sublandlord’s prior written consent (which consent shall be given or withheld within ten (10) business days after Sublandlord’s receipt of Subtenant’s request for approval), except in accordance with Plans approved in writing by Sublandlord and permitted pursuant to Article XXVI of the Prime Lease. Sublandlord, at Subtenant’s cost and expense, shall take all reasonable actions that may be necessary to permit Subtenant access to the Building’s risers and telecommunications closets in order for Subtenant to install the information technology systems permitted pursuant to this Sublease. Only pursuant to Sublandlord’s express written permission and under direct supervision of Sublandlord or Sublandlord’s authorized representative shall Subtenant, or any person acting on behalf of or for Subtenant, alter or modify or in any manner disturb any system or installation of the Building which is located wholly or partially within the Subleased Premises, including, but not limited to, the electrical, plumbing, heating, ventilating, and air conditioning systems, and fire protection and life safety systems. For the purposes of this Section 2.04, “Base Building” shall mean that portion of any building system or component which is within the core and/or any public area of the Building and/or is common to and/or serves or exists for the benefit of other Subtenants in or systems of the Building.
2.05. Except as may be otherwise expressly provided in this Exhibit C, nothing in this Exhibit C shall relieve Subtenant of any obligation or duty that Subtenant has under any provision of the Sublease, including, without limitation, Section 6 thereof. The Plans shall conform to the requirements of applicable building, plumbing, electrical, fire protection and life safety codes and all other requirements of any authority having jurisdiction over, or with respect to, any work to be done pursuant to the Plans. Subtenant alone shall be responsible for ensuring that all Plans, and work to be done pursuant to the Plans, conform to all such requirements, and notwithstanding that Sublandlord and/or its consultants may have reviewed and/or consented to any Plans and/or joined in any permit-application relating thereto, Sublandlord shall have no obligation or liability to Subtenant or any third party in the event any such Plans, or the design, installation or construction of any Subtenant Work fail to conform to such requirements.
ARTICLE 3
CONSTRUCTION OF SUBTENANT WORK
3.01. The design of all Subtenant Work shall be performed at Subtenant’s sole cost and expense, subject to the provisions of Section 4.01 of this Exhibit C. All Subtenant Work shall be carried out by Subtenant in accordance with the terms of this Exhibit C, and Subtenant shall be responsible for maintaining harmonious labor relations at all times.
3.02. All Subtenant Work shall be performed and completed in compliance with such rules and regulations as Sublandlord may reasonably make and in accordance with all applicable laws, orders, regulations and requirements of all applicable authorities, Sublandlord’s insurance carriers, and the board of fire underwriters having jurisdiction over the Building. Subtenant shall cause each of Subtenant’s contractors and subcontractors to comply with the Rules and Procedures set forth in Exhibit C-1 attached hereto, and Subtenant shall be responsible for any violations thereof.
3.03. Prior to commencing the construction of Subtenant Work, Subtenant shall submit the following to Sublandlord:

1.	Names, addresses, telephone numbers and emergency contacts for all contractors and subcontractors engaged by Subtenant to perform the Subtenant Work;

2.	Subtenant insurance coverage (which shall be in form and amount reasonably satisfactory to Sublandlord);

3.	Copies of all required building permits; and

4.	The construction schedule for the Subtenant Work.
Sublandlord shall have the right to approve each of Subtenant’s subcontractors, which approval shall not be unreasonably withheld or conditioned, and which shall be given or withheld within five (5) business days after a written request therefor by Subtenant. Sublandlord or its designee shall be given the opportunity to submit a bid for the Subtenant Work.
3.04. Upon Completion of the Subtenant Work, Subtenant shall cause Subtenant’s General Contractor to deliver to Sublandlord a release of liens in the AIA standard form or such other form acceptable to Sublandlord, executed by all contractors and subcontractors who have performed Subtenant Work and materialmen who have provided supplies for the same.
3.05. As part of the Subtenant Work, Subtenant shall have the right to install additional (package) air-conditioning equipment to provide after-hours heating, ventilating and air-conditioning for the Subleased Premises. The cost of operating, maintaining and repairing such equipment shall be the sole responsibility of Subtenant, and Subtenant shall enter into a service contract throughout the term of the Sublease for the maintenance of such equipment.
3.06. Sublandlord shall, at Subtenant’s sole cost and expense, maintain, repair and/or replace any approved special installations (i.e., finishes, equipment and/or other facilities, including, without limitation, special plumbing, electrical or heating, ventilating and air-conditioning equipment or systems) required for Subtenant’s use and occupancy of the Subleased Premises (whether or not such special items are located within the Subleased Premises). All such systems and/or equipment shall be shown on the Plans approved by Sublandlord in accordance with this Exhibit C.
ARTICLE 4
SUBLANDLORD’S CONTRIBUTION
4.01. Sublandlord shall provide Subtenant in accordance with this Article 4 an allowance (“Sublandlord’s Contribution”) of up to $200,000.00. No more than $30,000.00 of Sublandlord’s Contribution shall be used to reimburse Subtenant for the actual, out-of-pocket hard costs incurred by Subtenant for (i) upgrades to and the installation of Subtenant’s information technology systems to be located within the Subleased Premises and (ii) newly acquired furniture for the Subleased Premises. The remainder of Sublandlord’s Contribution shall be used exclusively to reimburse Subtenant for the actual, out-of-pocket hard and soft costs incurred by Subtenant related directly to the Subtenant Work, including any architectural and engineering fees, construction management fees, and costs for upgrades to the heating, ventilating and air conditioning system exclusively serving the Subleased Premises. Sublandlord’s Contribution shall be paid to Subtenant only as set forth below.
4.02. Sublandlord shall reimburse Subtenant from Sublandlord’s Contribution for all items described in Section 4.01 no later than thirty (30) days following (i) Completion of the Subtenant Work and (ii) Subtenant’s delivery of a written request for payment to Sublandlord stating the amount to be reimbursed from Sublandlord’s Contribution (the “Payment Request”), accompanied by the following, each reasonably acceptable to Sublandlord: (a) copies of invoices by Subtenant’s architects, engineers, general contractor, consultants, contractors and subcontractors for services and supplies provided after the date of the Sublease, but prior to the Commencement Date, for items which constitute improvements to the Subleased Premises, including, without limitation, architectural and engineering fees, construction management fees, and permit fees, (b) a detailed description of the work performed, or services rendered in connection with the Subtenant Work, (c) proof of payment to Subtenant’s contractors, subcontractors and materialmen, and (d) lien waivers and releases on the standard AIA forms.
4.03. No payment provided for by Section 4.02 shall be due and payable if as of the date for payment (i) the Sublease shall not be in full force and effect, (ii) a default by Subtenant of its obligations under the Sublease shall have occurred and shall be continuing (provided, however, that such amounts shall be paid to Subtenant following the cure of all defaults), or (iii) any installment of Base Rent or additional rent (or any portion thereof) is then due and owing under the Sublease.
4.04. All amounts of Sublandlord’s Contribution that are unused as of December 31, 2014 shall be forfeited by Subtenant.

EXHIBIT C-1
Rules and Procedures for Contractors
The following rules and procedures are to be followed by contractors and subcontractors when working in or around the Subleased Premises or Building and materialmen and suppliers providing material for use or installation in the Subleased Premises:
I.    BUILDING FACILITIES
A.    Elevators
The general contractor will be responsible for crating and/or protecting the designated construction elevator to the satisfaction of the Sublandlord’s representative and any representatives of Sublandlord and Landlord. The general contractor and/or its subcontractors will not have exclusive use of the construction elevator, and the use of such elevator must be scheduled in advance with the Sublandlord’s representative and any representative of Landlord. The use of the Building’s passenger elevators by construction personnel is prohibited.

B.	Material Delivery
Material and equipment must be delivered through the loading dock during hours (“Normal Business Hours”) established by Landlord, but in no event outside the hours of 8:00 a.m. through 6:00 p.m. Only the designated/protected construction elevator will be available for deliveries or relocation of construction materials. Subtenant and Subtenant’s general contractor shall be responsible for protecting all areas of the Building utilized for deliveries and by its personnel. Carpet mats are to be placed in front of the construction elevator and along a path leading to work areas to avoid tracking dirt in finished spaces.
C.    Coordination
Work that Sublandlord determines would interfere with the Building systems must be scheduled after Normal Business Hours or on weekends and coordinated with an individual that Sublandlord may from time to time designate for such purpose (“Sublandlord’s Designee”). All work performed outside of Normal Business Hours must be coordinated with the Sublandlord’s Designee. No one will be allowed access to the Building without prior permission.
D.    Slab Penetrations
All slab penetrations must be reviewed and approved by Sublandlord’s Designee (or any other individual that Sublandlord may from time to time designate for such purpose) prior to being performed. All penetrations must be performed prior to 7:30 a.m. or after 6:00 p.m. Monday through Friday and Saturdays and Sundays as scheduled with Sublandlord’s Designee.
E.    Rest Rooms
Sublandlord’s Designee will designate the only rest rooms that may be used by construction personnel.
II.    TRASH REMOVAL
Trash removal must be coordinated with Sublandlord’s Designee. Removal of trash from the Subleased Premises will have the same restrictions as delivery of materials. It is essential that food debris be contained and removed daily.
III.    GENERAL

A.	The construction contract will be substantially on the AIA A101 form.

B.	The general contractor shall obtain building permits and all inspections and the certificates of occupancy (if required).

C.
Particularly noisy or disruptive work (such as chopping, drilling with electrical or electronic devices, or any other activity that can be heard or felt outside the Subleased Premises, etc.) must be scheduled prior to 8:00 a.m. Monday through Friday and be coordinated with Sublandlord’s Designee.

D.
Every effort must be made to avoid disturbance of any other tenant’s normal business operations. If an operation underway proves disturbing to a tenant it must be discontinued immediately and performed outside Normal Business Hours.

EXHIBIT D
Furniture
{see attached}

AFDOCS/5942001.11